Exhibit 99.1

Press Release

Bio-Rad Names Ilan Daskal Executive Vice President and Chief Financial Officer

HERCULES, California. — April 2, 2019 — Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced that the appointment of Ilan Daskal as Executive Vice President and Chief Financial Officer, effective April 6, 2019.

Mr. Daskal comes to Bio-Rad from Lumileds, where he served as Chief Financial Officer. He has over 25 years of experience in senior financial roles and has held several CFO positions at both public and private companies that include International Rectifier Corporation and Infineon. Mr. Daskal holds a Masters in Finance degree from City University of New York and a BB in Accounting from Tel-Aviv College of Business in Israel.

“Ilan brings a breadth of experience in finance, operations, IT, as well as mergers and acquisitions, all in a global setting,” said Norman Schwartz, Bio-Rad President and CEO. “We believe he will make an excellent addition to Bio-Rad.”

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for over 65 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology, pharmaceutical, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with more than 8,000 employees worldwide. Bio-Rad had revenues exceeding $2.2 billion in 2018. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding the expected contributions and benefits of the new officer. We have based these statements on the information now known to us. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding our risks and uncertainties, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Bio-Rad’s public reports filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Press Contact:

Bio-Rad Laboratories, Inc.

Tina Cuccia, Corporate Communications

510-724-7000

tina_cuccia@bio-rad.com